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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           MONARCH DENTAL CORPORATION

        MONARCH DENTAL CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

        FIRST: That the Board of Directors has duly adopted a resolution in accordance with Section 242 of the DGCL (i) proposing that the Restated Certificate of Incorporation of the Corporation be amended, (ii) declaring such amendment to be advisable and in the best interests of the Corporation, and
(iii) directing that such amendment be submitted to and be considered by the stockholders of the Corporation entitled to vote thereon. Pursuant to such resolution, the Restated Certificate of Incorporation shall be amended by inserting the following paragraph between the first and second paragraphs of
Article IV, Section 1 of the Restated Certificate of Incorporation:

        "As of 7 p.m., Dover, Delaware time, on the date on which this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware (the "Effective Time"), each SIX outstanding shares of common stock, par value $.01 per share (the "Existing Common Stock"), shall thereupon be reclassified and changed into ONE new share of common stock, par value $.01 per share (the "New Common Stock"). Upon such Effective Time, each holder of Existing Common Stock shall thereupon automatically be and become the holder of one share of New Common Stock for every six shares of Existing Common Stock then held by such holder, ignoring any fraction thereof. Upon such Effective Time, each certificate formerly representing a stated number of shares of Existing Common Stock shall thereupon be deemed for all corporate purposes to evidence ownership of the appropriate whole number of shares of New Common Stock. As soon as practicable after such Effective Time, stockholders as of the date of the reclassification will be notified thereof and, upon their delivery of their certificates for Existing Common Stock to the Corporation or its designated agent, will be sent stock certificates representing their shares of New Common Stock, rounded down to the nearest whole number, together with cash representing the fair value of such holder's fractional shares of New Common Stock. No script or fractional share certificates for New Common Stock will be issued in connection with this reverse stock split."


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        SECOND: That thereafter, pursuant to the resolution of its Board of
Directors certified to in the preceding paragraph, the proposed amendment as set forth in this Certificate of Amendment of Restated Certificate of Incorporation was submitted to the stockholders of the Corporation entitled to vote thereon in accordance with Section 222 of the DGCL by the Board of Directors and such amendment was duly adopted by the affirmative vote of the stockholders holding a majority of the outstanding shares of the Company's Common Stock in accordance with the provisions of Section 242 of the DGCL.


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                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by W. Barger Tygart, its Chief Executive Officer and President, and attested by Lisa K. Peterson, its Chief Financial Officer and Secretary, this 18th day of June, 2001.




                                    MONARCH DENTAL CORPORATION


                                    By:    /s/ W. BARGER TYGART
                                       -----------------------------------------
                                           W. Barger Tygart
                                           Chief Executive Officer and President


ATTEST:


By:           /s/ LISA K. PETERSON
        -----------------------------------
        Lisa K. Peterson
        Chief Financial Officer and Secretary